Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Constant Environment, Inc.

We hereby consent to the inclusion in this Registration Statement on Form S-1, of our report dated February 4, 2009 of Constant Environment, Inc., relating to the financial statements as of December 31, 2008 and for the period from inception to December 31, 2008, and to the reference to our firm under the caption "Experts" in this Registration Statement.

/s/ M&K CPAS, PLLC

Houston, Texas

August 14, 2009